EXHIBIT 10.2

2011 EXECUTIVE OFFICER CASH COMPENSATION ARRANGEMENTS

On June 23, 2011, the Compensation Committee of the Board of Directors (the “Committee”) of NeoPhotonics Corporation (the “Company”) approved an increase to the annual base salaries, effective May 16, 2011, for the following named executive officers of the Company:

Named Executive Officer	Base Salary Effective May 16, 2011
Timothy S. Jenks, President and Chief Executive Officer	$337,920
Dr. Raymond Cheung, Vice President and Chief Operating Officer	$299,605
James D. Fay, Vice President and Chief Financial Officer	$291,840
Benjamin L. Sitler, Vice President of Global Sales	$231,424
Dr. Wupen Yuen, Vice President of Product Development and Engineering	$220,160

Approval of Compensation Arrangements for Chief Executive Officer

The Committee approved the following compensation arrangement for Mr. Timothy S. Jenks, the Company’s President and Chief Executive Officer: a bonus of $25,000 payable in cash for services performed.

Approval of Compensation Arrangements for Chief Financial Officer

The Committee approved the following compensation arrangement for Mr. James D. Fay, the Company’s Vice President and Chief Financial Officer: a bonus of $12,500 payable in cash for services performed.